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                                                                 EXHIBIT 10.9(c)

                           WCI STEEL ACQUISITION, INC.
                               1040 PINE AVENUE SE
                              WARREN, OH 44483-6528

                                        April 26, 2006

David A. Howard
109 Aspen Place
Cortland, OH 44410

Re:  Deferred Compensation Agreement

Dear Mr. Howard:

I am writing to you regarding the Net Worth Appreciation Participation Agreement (the "Net Worth Agreement") you signed with WCI Steel, Inc., an Ohio corporation ("Old WCI"). This letter sets forth the terms and conditions upon which WCI Steel Acquisition, Inc. (the "Company") and any successor thereto will pay to you amounts that accrued under the Net Worth Agreement as of March 31, 2006. The obligations under this Agreement will become effective upon the effective date of the Noteholders' Modified Plan of Reorganization of Old WCI and upon your becoming an employee of the Company.

1.   Deferred Amount

The amount of your benefit under this Agreement shall be equal to one million seven hundred thirty-five thousand one hundred eight dollars ($1,735,108) (the "Deferred Amount"). This Agreement makes no change in the amounts credited on your behalf under the Net Worth Agreement as of March 31, 2006. No additional amounts will be deferred on your behalf under this Agreement for any reason, including, without limitation, interest or earnings on the Deferred Amount.

2.   Vesting

Subject to Section 4 below, you shall have a non-forfeitable interest in the Deferred Amount at all times.

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3.   Payment Schedule

     (a) The Company shall pay your Deferred Amount in forty equal quarterly installments, without interest, equal to forty-three thousand three hundred seventy-seven dollars and seventy cents ($43,377.70) commencing three months after the "Trigger Date" and at three month intervals thereafter (the "Payment Term"). The "Trigger Date" shall be the earlier of (i) your 62nd birthday, (ii) your completion of twenty continuous years of service with Old WCI and the Company, or (iii) your "disability" (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and applicable Internal Revenue Service guidance thereunder (the "Code")). The Company's Board of Directors (the "Board") shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether you have had a "disability," and the date of "disability."

     (b) In the event of your death prior to the Trigger Date or in the event of your death before the end of the Payment Term, the present value of the unpaid balance of the Deferred Amount as of the date of your death shall be paid in a lump sum within sixty (60) days after the date of death to the beneficiary or beneficiaries which you designated in a written notice to the Company. The present value of your Deferred Amount shall be calculated using the long-term applicable federal rate under Section 1274(d) of the Code. If you have not designated a beneficiary, such amount shall be paid to your estate. You may revoke or amend your beneficiary designation from time to time by written notice to the Company.

     (c) Neither the time nor form of payments under this Agreement may be changed, including, without limitation, any acceleration of such payments, except as may be permitted by the Board in its sole discretion in accordance with Section 409A of the Code. Nothing in this Agreement shall prohibit the Board from distributing your entire Deferred Amount to you in a single lump sum payment in connection with a change of control (as defined in Section 409A of the Code).

4.   Conditions on Payment

The Company's obligation to pay the compensation provided for under this Agreement is expressly contingent upon your compliance with the following provisions:

     (a) You agree to keep secret and inviolate all confidential information about the business and affairs of the Company and Old WCI, including, without limitation, business plans, product design and specifications, financial engineering, and marketing information and information about costs, manufacturing methods, names of suppliers and customers ("Confidential Information") that shall have previously come or shall hereafter come into your possession. If you disclose Confidential Information or if you use Confidential Information for your own private benefit, or directly or indirectly for the benefit of others, any payments that you were receiving under this Agreement will immediately and automatically cease, and you will forfeit all of your rights and benefits under this Agreement, including, but not limited to the right to receive future payments.

     (b) If you directly or indirectly, whether as employee, consultant, proprietor, partner, controlling shareholder, or in any other capacity engage in operational, production, marketing,


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sale, or financing activities of any entity involved in the production or sale of flat rolled steel products that competes with the Company, or if you engage in conduct constituting grounds for termination of your employment for "cause" under an employment agreement between you and the Company, any payments that you were receiving under this Agreement will immediately and automatically cease, and you will forfeit all of your rights and benefits under this Agreement, including, but not limited to the right to receive future payments. For purposes of this provision, the term "Company" includes any affiliate of the Company and "cause" is not limited to events that have occurred before your termination of employment, nor is it necessary that the Board find "cause" prior to your termination of employment.

     (c) You agree not to file a claim for benefits with respect to the Net Worth Agreement under the Noteholders' Modified Plan of Reorganization of Old WCI.

Your covenants in this Section 4 are essential elements of this Agreement. The Company would not have entered into this Agreement or employed or continued your employment without your agreement to comply with these covenants.

5.   Scope of Agreement

This Agreement replaces the Net Worth Agreement in its entirety. This Agreement constitutes the entire understanding and agreement between you and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations or warranties between you and the Company or Old WCI with respect to such subject matter.

6.   Miscellaneous

     (a) This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code.

     (b) The Company shall withhold all applicable income taxes and employment taxes from the amounts distributed hereunder as may be required by law.

     (c) Your right to the Deferred Amount under this Agreement shall not be assignable by you and shall not be subject to attachment, lien, levy, or other creditors' rights under state or Federal law.

     (d) Benefits under this Agreement shall be payable from the general assets of the Company or pursuant to such other means as the Company deems appropriate and you shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

     (e) The Deferred Amount and any payments under this Agreement shall not constitute compensation for the purposes of any benefit plan or agreement by the Company unless expressly provided otherwise in such plan or agreement.


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     (f) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

     (g) Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without cause.

     (h) The Company and you agree that (i) the provisions of this Agreement constitute a "pension plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) such plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and
(iii) the provisions of this Agreement shall be governed by federal law.

     (i) This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

     (j) This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto. Any action by the Company to amend shall require Board action.

     (k) Except to the extent preempted by ERISA, this Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

Please confirm that the foregoing correctly sets forth our full agreement with respect to your Deferred Amount by signing and returning the enclosed copy of this letter.

                                        Sincerely,


                                        /s/ Cynthia B. Bezik
                                        ----------------------------------------
                                        Cynthia B. Bezik
                                        President

I agree as of the date first written above to the terms and conditions for receiving the Deferred Amount under this Agreement.


                                        /s/ David A. Howard
                                        ----------------------------------------
                                        David A. Howard


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